

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2000

                                                      REGISTRATION NO. 333-47764
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--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                    FORM S-3
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE TRIZETTO GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
                     DELAWARE                                           33-0761159
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

           567 SAN NICOLAS DRIVE, SUITE 360, NEWPORT BEACH, CA 92660
                                 (949) 719-2200
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

           JEFFREY H. MARGOLIS, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            THE TRIZETTO GROUP, INC.
                        567 SAN NICOLAS DRIVE, SUITE 360
                            NEWPORT BEACH, CA 92660
                                 (949) 719-2200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)

                                    COPY TO:

                               K.C. SCHAAF, ESQ.
                           CHRISTOPHER D. IVEY, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH
                            660 NEWPORT CENTER DRIVE
                                   SUITE 1600
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS                    AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
  OF SECURITIES TO BE REGISTERED          REGISTERED           PER UNIT(1)        OFFERING PRICE     REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value......   1,079,554 shares          $15.97           $17,240,477.38          $4,551.49
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(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low prices reported by the Nasdaq National Market for the
    Registrant's common stock on October 6, 2000, which was $15.97 per share.

(2) A filing fee of $2,524.52 was paid on October 11, 2000 based on the registration of 598,784 shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS

                            THE TRIZETTO GROUP, INC.
                        1,079,554 SHARES OF COMMON STOCK
                               ($0.001 PAR VALUE)

                           -------------------------

     This prospectus relates to the offer and sale from time to time of up to 1,079,554 shares of our common stock which are held by certain of our current stockholders named in this prospectus (the "Selling Stockholders") for their own benefit or by permitted transferees of such stockholders. The shares of our common stock offered pursuant to this prospectus were originally issued to the Selling Stockholders in connection with a private offering and with the acquisitions of Novalis Corporation and Finserv Health Care Systems, Inc. by us.

     All or a portion of the common stock offered by this prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering, except that the Selling Stockholders will pay all any applicable brokerage fees, commissions and transfer taxes.


     Our common stock is quoted on the Nasdaq National Market under the symbol "TZIX." On December 1, 2000, the closing sales price of our common stock was $18.00 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                The date of this Prospectus is December 4, 2000.


                               TABLE OF CONTENTS

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
Cautionary Note Regarding Forward-Looking Statements........    i
The Company.................................................    1
Risk Factors................................................    2
Use of Proceeds.............................................   11
Selling Stockholders........................................   11
Plan of Distribution........................................   13
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find Additional Information...................   14

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward- looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" and the other information contained in our publicly-available filings with the Securities and Exchange Commission.

     You should not place undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                  THE COMPANY

     We enable electronic business for the healthcare industry as a software application services provider and with our healthcare Internet platforms and information technology solutions, supported by our transformation services unit, which provides professional consulting services. By combining hosted software applications with the Internet, we provide a complete technology solution for our customers in the healthcare industry. Customers primarily include healthcare provider groups, physician practice management companies and managed care organizations such as health maintenance organizations, preferred provider organizations and third party administrators. By offering our software and services on a hosted basis, we are able to provide our customers with comprehensive and cost predictable services with guaranteed service quality, typically through multi-year contracts. By supplying and managing the customers' information technology environments, we eliminate their need to manage and support their own computer systems, networks and software, thus allowing them to concentrate on their primary business.


     We are a leading provider of remotely hosted third party packaged and proprietary software applications and related services for use in the healthcare industry. Through our Customer Connectivity Centers, we remotely operate and maintain applications for our customers on most of the widely used computing, networking and operating platforms. We provide access to our hosted applications either across the Internet or across traditional networks. Our proprietary solutions and methods enable our customers to access our hosted applications using leading Internet browsers. We have acquired rights to license and/or deploy numerous commercially available software applications from a variety of healthcare software vendors, including, but not limited to, Epic Systems, Inc., Erisco, Inc., Medic Computer Systems, Inc., Medical Manager Corporation, Raintree Systems, Inc., InfoMedtrics, Inc., CTR Business Systems, Inc., McKesson HBOC, Inc., Penchart, and QCSI.


     HealthWeb, our branded healthcare business to business Internet platform and related e-applications, is currently being used by providers and a number of payors, and is designed to facilitate the exchange of information and to enable e-commerce among all constituents of the healthcare industry. HealthWeb is also designed to integrate and deliver the software applications that we host for our customers though an easy-to-use common Internet browser interface. We are promoting our HealthWeb brand in order to establish its reputation as a leading healthcare e-commerce platform.

     HealthWeb is architected to specifically address the requirements of individual users that we expect will include most types of healthcare professionals and administrative staff. Currently, providers use HealthWeb for day to day office administration activities, access to health plans and communications with patients. Currently, payors use HealthWeb for information exchange with providers and members. We are working on the development of additional features and functionality that will be offered and deployed as developed.

     Our Transformation Services Group helps our customers become more efficient in applying and using their information technology. We use our proprietary methodologies to identify information technology solutions that are suitable for our customers. In many cases, these solutions include software applications hosted in our Customer Connectivity Centers as well as our HealthWeb platform and e-applications. The Transformation Services Group implements selected solutions for which we provide ongoing application services and support.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. We have attempted to identify the material risks that we believe exist. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect us. You should carefully consider the following risks, as well as all of the other information contained in this prospectus, before purchasing any of our common stock. Any of the following risks could materially adversely affect our business, financial condition and operating results. If events outlined below were to occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS.

     We were incorporated in May 1997 and had revenue of $2.5 million for the period from May 27, 1997 (date of inception) to December 31, 1997, $11.4 million for the year ended December 31, 1998, $32.9 million for the year ended December 31, 1999, and $54.9 million for the nine months ended September 30, 2000. Accordingly, we have a limited operating history. Our stockholders must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. These risks and difficulties include our ability to:

     - respond effectively to the offerings of competitive providers of healthcare information technology and services;

     - increase awareness and market penetration of our brand;

     - maintain our existing, and develop new, affiliate relationships;

     - continue to develop and upgrade our technology; and

     - attract, retain and motivate qualified personnel.

     We depend on the continued demand for outsourcing of health information technology services, on the growing use of the Internet for advertising, commerce and communication and on favorable general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we should fail to adequately address any of these risks or difficulties, our business would likely suffer.

     WE DEPEND ON OUR SOFTWARE APPLICATION VENDOR RELATIONSHIPS, AND IF OUR SOFTWARE APPLICATION VENDORS TERMINATE OR MODIFY EXISTING CONTRACTS OR EXPERIENCE BUSINESS DIFFICULTIES, OR IF WE ARE UNABLE TO ESTABLISH NEW RELATIONSHIPS WITH ADDITIONAL SOFTWARE APPLICATION VENDORS, IT COULD HARM OUR BUSINESS.

     We depend, and will continue to depend, on our licensing and business relationships with our third party software application vendors. Our success depends significantly on our ability to maintain our existing relationships with our vendors and to build new relationships with other vendors in order to enhance our services and application offerings and remain competitive. Although most of our licensing agreements are perpetual or automatically renewable, they are subject to termination in the event that we materially breach such agreements. We cannot assure you that we will be able to maintain relationships with our vendors or establish relationships with new vendors. Our customer satisfaction is also dependent upon the functional uses and reliability of the software, products and services of our application vendors. We cannot assure you that the software, products or services of our third party vendors will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

     Our arrangements with third party software application vendors are not exclusive. We cannot assure you that these third party vendors regard our relationships with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time and may choose to develop or enhance their own competing distribution channels and product support services. If we do not maintain our existing relationships or if the economic terms of our business relationships change, we may not be able to license and offer these services and products on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay service development or timely introduction of new services and divert our resources. Any such delays could materially adversely affect our business, financial condition and operating results.

     There are a variety of additional reasons why our relationships with our software application vendors or our ability to establish relationships with additional vendors may be impaired. Vendors may experience business difficulties or enter into bankruptcy. Additionally, they may discontinue service and support of products that we currently offer to our customers. Our software application vendors may participate in industry consolidation that may impact the products they offer, their support services and their willingness to do business with us.

OUR BUSINESS IS CHANGING RAPIDLY, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY AND OUR STOCK PRICE TO FLUCTUATE.

     Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods depending on a number of factors, not all of which are within our control. The variation in our quarterly operating results could affect the market price of our common stock in a manner that may be unrelated to our long-term operating performance.

     Our services revenue in any quarter depends on our mix of non-recurring and recurring revenue and our ability to meet project milestones and customer expectations. To increase our revenue in any operating period, we must penetrate new markets, expand within existing markets and develop new application and service offerings required by our customers. Our operating results will be harmed if we experience delays in developing new applications and services for our customers or defects in our current applications.

     We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenues, and these expense levels are relatively fixed in the short-term. If we have lower revenue, we may not be able to reduce our short-term spending in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

WE HAVE A LIMITED NUMBER OF CUSTOMERS AND RELATIVELY FIXED OPERATING COSTS, AND IF OUR CUSTOMERS TERMINATE OR MODIFY EXISTING CONTRACTS OR EXPERIENCE BUSINESS DIFFICULTIES, IT COULD ADVERSELY AFFECT OUR EARNINGS.

     Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated contract cancellations or reductions. As a result, any termination, significant reduction or modification of our business relationships with any of our significant customers or with a number of smaller customers could have a material adverse effect on our business, financial condition and operating results.


     As of September 30, 2000, we were providing services to approximately 159 customers. Two of our customers, Qualchoice of Arkansas and Preferred Health Network of Maryland represent approximately 37% of our total revenue for the nine months ended September 30, 2000.


     We believe that our long-term success largely depends upon our ability to retain our customers and generate recurring revenues from contracts. Although we typically enter into multi-year customer agreements, a majority of our customers are able to reduce or cancel their use of our services before the end of the contract term, subject to monetary penalties. We also provide services to some customers without long-term contracts.

     Many of our contracts are structured so that we generate revenue based on units of volume, which include the number of physicians, number of patients, number of members or number of users. If our customers experience business difficulties and the units of volume decline or if that customer ceases
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

operations for any reason, we will generate less revenue under these contracts and our operating results may be materially and adversely impacted.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE MANAGEMENT AND OTHER SKILLED EMPLOYEES.

     Our success will depend in large part on the continued services of key management and skilled personnel. Competition for personnel in the healthcare information technology market is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. We do not have employment agreements with most of our executive officers, so any of these individuals may terminate his or her employment with us at any time. We currently maintain a $5,000,000 key man life insurance policy on Jeffrey H. Margolis, our Chief Executive Officer. The loss of services of one or more of our key management employees, or the inability to hire additional key management personnel as needed, could have a material adverse effect on our business, financial condition and operating results. Although we currently experience relatively low rates of turnover for our skilled employees, the rate of turnover may increase in the future. In addition, we expect to further grow our operations, and our needs for additional skilled employees will increase. Our continued ability to compete effectively in our business depends on our ability to attract, retain and motivate these individuals.

WE ARE GROWING RAPIDLY, AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

     We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial, information systems and other resources. As of September 30, 2000, we had grown to approximately 900 employees and independent contractors, from approximately 75 employees and independent contractors in December 1997. We expect to hire a significant number of new employees to support our business. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and operating results.

OUR ACQUISITION STRATEGY MAY DISRUPT OUR BUSINESS AND REQUIRE ADDITIONAL FINANCING.

     Since inception, we have made numerous acquisitions and expect to continue to acquire companies as part of our growth strategy. We compete with other companies to acquire businesses. We expect this competition to continue to increase, making it more difficult in the future to acquire suitable companies on favorable terms.

     Although we may acquire additional companies, we may be unable to successfully integrate them in a timely manner. If we are unable to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key customers and employees.

     To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets in future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and have a material adverse effect on our business, financial condition and operating results.

WE EXPECT OUR LOSSES AND FLUCTUATIONS IN OPERATING RESULTS TO CONTINUE, WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

     We have lost money in seven of our past 14 fiscal quarters (through September 30, 2000). Although our revenue has grown in recent periods, we cannot assure you that our revenues will continue at their current level or increase in the future. We cannot assure you that we will be consistently profitable on either a quarterly or annual basis.

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

     We currently derive our revenue primarily from providing application services and non-recurring services. We plan to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing. As a result, we expect that we will lose money through at least the fiscal year ending December 31, 2000, and we may never achieve or sustain profitability.

IF OUR ABILITY TO EXPAND OUR NETWORK INFRASTRUCTURE IS CONSTRAINED IN ANY WAY, WE COULD LOSE CUSTOMERS AND DAMAGE OUR OPERATING RESULTS.

     We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increase transaction volumes and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our application services or our portal or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

WE COULD LOSE CUSTOMERS AND REVENUE IF WE FAIL TO MEET THE PERFORMANCE STANDARDS IN OUR CONTRACTS.

     Many of our service agreements contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us or require that we refund part or all of the fees charged under those agreements. The termination of any of our material services agreements and/or associated revenue could have a material adverse effect on our business, financial condition and operating results.

ANY FAILURE OR INABILITY TO PROTECT OUR TECHNOLOGY AND CONFIDENTIAL INFORMATION COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends in part upon proprietary software and other confidential information. The software and information technology industries have experienced widespread unauthorized reproduction of software products and other proprietary technology. We do not own any patents. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. However, these protections may not be sufficient, and they do not prevent independent third party development of competitive products or services.

     We believe that our proprietary rights do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future, and we could be required to enter into a license agreement or royalty arrangement with the party asserting the claim. We may also be required to indemnify customers for claims made against them.

PERFORMANCE OR SECURITY PROBLEMS WITH OUR SYSTEMS COULD DAMAGE OUR BUSINESS.

     Our customers' satisfaction and our business could be harmed if our customers or we experience any system delays, failures or loss of data. We currently process substantially all our customers' transactions and data at our facilities in Englewood, Colorado, Albany, New York, and Birmingham, Alabama. Although we have safeguards for emergencies and we have contracted backup processing for a portion of our customers' critical functions, we do not have sufficient backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages.

     A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our Customer Connectivity Centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

DEFECTIVE PRODUCTS, ERRORS OR IMPROPER HANDLING OF CUSTOMER DATA MAY CAUSE US TO LOSE CUSTOMERS OR SUBJECT US TO LIABILITY.

     Our customers demand reliability in the delivery of application services and quality when their transactions are processed. Although we devote substantial resources to meeting these demands, errors may occur. Errors and mistakes in the processing of customer data may result in loss of data, inaccurate information and delays. Such errors could cause us to lose customers and could result in liability and penalties. Our services agreements generally contain limitations on liability, and we maintain insurance with coverage limits of $24 million to protect against claims associated with the use of our products and services. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted. In addition, appropriate insurance may be unavailable in the future at commercially reasonable rates. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and operating results. Even unsuccessful claims could result in litigation or arbitration costs and may divert management's attention from our existing business.

OUR BUSINESS WILL SUFFER IF OUR SOFTWARE PRODUCTS CONTAINS ERRORS.

     The proprietary and third-party software products we offer are inherently complex. Despite testing and quality control, we cannot be certain that errors will not be found in current versions, new versions or enhancements of our products. Significant technical challenges also arise with our products because our customers purchase and deploy those products across a variety of computer platforms and integrate them with a number of third-party software applications and databases. If new or existing customers have difficulty deploying our products or require significant amounts of customer support, our operating margins could be harmed. Moreover, we could face possible claims and higher development costs if our software contains undetected errors or if we fail to meet our customers' expectations. As a result of the foregoing, we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - damage to our reputation;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - increased service and warranty costs;

     - legal actions by customers against us which could, whether or not successful, increase costs and distract our management; and

     - increased insurance costs.

     In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE INCORPORATE SOFTWARE LICENSED FROM THIRD PARTIES INTO SOME OF OUR PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OF THESE THIRD-PARTY SOFTWARE PRODUCTS OR DEFECTS IN THESE PRODUCTS COULD REDUCE THE DEMAND FOR OUR PRODUCTS.

     Our software products contain components developed and maintained by third-party software vendors. For example, a relational database system offered by Sybase is used in ERISCO's Facets product. We
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expect that we may have to incorporate software from third-party vendors in our future products. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the availability of these third-party software products or defects in these products could harm the sale of our products unless and until we can secure an alternative source. If Sybase stops offering its relational database system, we may need to incur significant expenses to develop an alternative relational database system for Facets. Although we believe there are adequate alternate sources for the technology currently licensed to us, such alternate sources may not provide us with the same functionality as that currently provided to us.

WE RELY ON AN ADEQUATE SUPPLY AND PERFORMANCE OF COMPUTER HARDWARE AND PERIPHERALS FROM THIRD PARTIES WHICH OUR CUSTOMERS MAY REQUIRE TO USE OUR PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OR PERFORMANCE OF THIRD PARTY HARDWARE AND PERIPHERALS COULD ADVERSELY AFFECT OUR ABILITY TO DELIVER OUR PRODUCTS TO CERTAIN CUSTOMERS ON A TIMELY BASIS.

     As we offer our application services and software to a greater number of customers and particularly to larger customers, we may require specialized computer equipment and peripherals which may be difficult to obtain on short notice. Any delay in obtaining such equipment and peripherals may prevent us from delivering large systems to our customers on a timely basis. We also rely on such equipment and peripherals to meet required performance standards. If such performance standards are not met, we may be adversely impacted under our service level agreements with our customers.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND IN OUR CONTRACTS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF SUCH AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation, our bylaws, Delaware law and our contracts could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. Some of these provisions:

     - authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

     - prohibit stockholder action by written consent;

     - establish a classified board of directors; and

     - require advance notice for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, our Board of Directors has recently authorized the adoption of a shareholder rights plan which, when implemented, could delay or prevent a third party from acquiring us.

OUR BUSINESS WILL SUFFER IF COMMERCIAL USERS DO NOT ACCEPT INTERNET SOLUTIONS.

     Our success depends in part on the adoption of Internet solutions by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

     - security and confidentiality concerns;

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     - implementation of competing technologies;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

     - governmental regulation.

     We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.

     Growth in the demand for our application and Internet platform services depends on the adoption of Internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of our solutions, our customers must be willing to allow their applications and data to be hosted in our Customer Connectivity Centers.

IF WE FAIL TO MEET THE CHANGING DEMANDS OF TECHNOLOGY, WE MAY NOT CONTINUE TO BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER PROVIDERS OF SOFTWARE APPLICATIONS AND HEALTHCARE PORTALS.

     The market for our technology and services is highly competitive and rapidly changing and requires potentially expensive technological advances. We believe our ability to compete in this market will depend in part upon our ability to:

     - maintain and continue to develop partnerships with vendors;

     - enhance our current technology and services;

     - respond effectively to technological changes;

     - sell additional services to our existing customer base;

     - introduce new technologies; and

     - meet the increasingly sophisticated needs of our customers.

     Competitors may develop products or technologies that are better or more attractive than those offered by us or that may render our technology and services obsolete. Many of our current and potential competitors are larger and offer broader services and have significantly greater financial, marketing and other competitive resources than us.

THE INTENSIFYING COMPETITION WE FACE FROM BOTH ESTABLISHED ENTITIES AND NEW ENTRIES IN THE MARKET MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     We face intense competition. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than we have. Many of our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than we can devote.

     Our competitors can be categorized as follows:

     - application service providers, such as USinternetworking, Inc. and Exodus Communications, Inc.;

     - healthcare e-commerce and portal companies, such as WebMD Corporation and CareInsite, Inc.;

     - information technology outsourcing companies, such as Perot Systems Corporation, Computer Sciences Corporation and Electronic Data Systems Corporation;

     - information technology consulting firms, such as Superior Consultant Holdings Corporation, First Consulting Group, Inc. and the consulting divisions of the major accounting firms; and

     - healthcare information software vendors, such as IDX Systems Corporation, McKesson HBOC, Inc., and Cerner Corporation.

     Each of these types of companies can be expected to compete with us within the various segments of the healthcare information technology market. Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with our technology and services, may enter these markets. In addition, some of our third party software vendors with whom we have licensing agreements, may compete with us from time to time by selling software on a stand-alone basis.

     We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

CHANGES IN GOVERNMENT REGULATION OF THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our software applications, information technology services and HealthWeb are designed to function within the current healthcare financing and reimbursement system. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise adversely affect the healthcare industry which could adversely impact our business.

     Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals in ways that could result in a reduction or deferral in the use of our technologies and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our business, financial condition and operating results.

     Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability & Accountability Act (HIPAA) of 1996 mandates the use of standard transaction formats, codes sets, identifiers and privacy and security requirements. Publication of transaction standards were scheduled for June 2000 and compliance will be required by August 2002. Other regulations will be published in stages after June 2000.

     We must deliver HIPAA compliant systems and our clients must be responsible for their overall HIPAA compliance. Our ability to provide HIPAA compliant applications to our customers through the ASP model could relieve customers of significant application remediation requirements. This potentially represents a significant competitive advantage. Conversely, any failure to become HIPAA compliant could negatively impact our competitive advantage and involve financial and/or criminal penalties.

     We perform billing and claims services that are governed by numerous federal and state civil and criminal laws. The federal government in recent years has placed increased scrutiny on billing and collection practices of healthcare providers and related entities and particularly on potential fraudulent billing practices, such as submissions of inflated claims for payment and upcoding. Violations of the laws regarding billing and coding may lead to civil monetary penalties, criminal fines, imprisonment or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs for us and our customers. Any of these results could have a material adverse effect on our business, financial condition and operating results.

     Federal and state consumer protection laws may apply to us when we bill patients directly for the cost of physician services provided. Failure to comply with any of these laws or regulations could result in a loss of licensure or other fines and penalties. Any of these results could have a material adverse effect on our business, financial condition and operating results.

     The confidentiality of patient records and the circumstances under which records may be released for inclusion in the databases we host are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures that may require substantial expenditures by us. For example, the proposed Health Information Modernization and Security Act would establish standards and requirements for the electronic transmission of health information. There can be no assurance that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications.

SINCE WE OPERATE AN INTERNET-BASED NETWORK, OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION RELATING TO THE INTERNET THAT COULD IMPAIR OUR OPERATIONS.

     There are increasing numbers of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. The requirement that we comply with any new legislation or regulation may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial conditions. In particular, a number of legislative proposals have been made that would impose additional taxes on the sale of goods and services over the Internet. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce which could adversely affect our opportunity to derive financial benefit from such activities.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN AS IS OUR ABILITY TO RAISE FURTHER FINANCING IF REQUIRED.

     We expect to pay for future acquisitions by issuing additional common stock, and if necessary by using cash. We cannot assure you that we will be able to raise additional funds through public and private financings. We cannot assure you that we will be able to raise additional funds at any particular point in the future or on favorable terms.

     Future financing could adversely affect your ownership interest in comparison with those of other stockholders.

THE TRADING PRICES AND VOLUMES OF OUR STOCK HAVE BEEN VOLATILE AND WE EXPECT THAT THIS VOLATILITY WILL CONTINUE.

     Our stock price and trading volumes have been highly volatile since our initial public offering on October 8, 1999. We expect that this volatility will continue in the future due to factors such as:

     - Actual or anticipated fluctuations in results of operations;

     - Changes in or failure to meet securities analysts' expectations;

     - Announcements of technological innovations and acquisitions;

     - Introduction of new services by us or our competitors;

     - Developments with respect to intellectual property rights;

     - Conditions and trends in the Internet, technology and healthcare industries; and

     - General market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business and operating results.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     As of October 31, 2000, we had approximately 33.9 million shares of common stock outstanding. Sales of a substantial number of shares of common stock in the public market could cause the market price of our common stock to decline. Certain of our stockholders have registration rights with respect to the common stock. The exercise of these registration rights and subsequent sale of the securities could depress the price of our common stock.

                                USE OF PROCEEDS

     The proceeds from the sale of each Selling Stockholder's common stock will belong to that Selling Stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

     We issued 480,770 shares of Series B Preferred Stock to certain of the Selling Stockholders (the "Fidelity Selling Stockholders") on April 12, 1999 pursuant to the terms of a Series B Convertible Preferred Stock Purchase Agreement dated as of such date among TriZetto and the purchasers listed therein. Pursuant to the First Amended and Restated Investor Rights Agreement dated April 12, 1999 between TriZetto and certain stockholders, the stockholders of the Series B Preferred Stock were granted registration rights. All of the outstanding preferred stock automatically converted into common stock in connection with TriZetto's initial public offering.


     We issued 549,786 shares of common stock to certain of the Selling Stockholders (the "Novalis Selling Stockholders") on November 29, 1999, pursuant to the terms of the Stock Purchase Agreement dated as of such date among TriZetto, Novalis Corporation, and the Novalis Selling Stockholders pursuant to which we acquired all of the outstanding common stock of Novalis Corporation the "Novalis Stock Purchase Agreement." Pursuant to the Registration Rights Agreement dated November 29, 1999 between TriZetto and the Novalis Selling Stockholders, we agreed to file a registration statement with the SEC to register the shares of common stock received by the Novalis Selling Stockholders for resale by them, and to keep the registration statement effective until November 29, 2001. The Registration Statement of which this prospectus is a part was filed with the SEC pursuant to the Registration Rights Agreement.


     We issued 48,998 shares of common stock to certain of the Selling Stockholders (the "Finserv Selling Stockholders") on December 22, 1999, pursuant to the terms of the Agreement and Plan of Merger dated as of such date among TriZetto, Finserv Acquisition Corp., Finserv Health Care Systems, Inc., and the Finserv Selling Stockholders pursuant to which we acquired all of the outstanding common stock of Finserv Health Care Systems, Inc. Pursuant to a Registration Rights Agreement dated December 22, 1999 between TriZetto and the Finserv Selling Stockholders, we agreed to file a registration statement with the SEC to register the shares of common stock received by the Finserv Selling Stockholders for resale by them, and to keep the registration statement effective until December 22, 2001. The Registration Statement of which this prospectus is a part was filed with the SEC pursuant to the Registration Rights Agreement.

     The following table sets forth: (1) the name of each of the Selling Stockholders for whom we are registering shares under the Registration Statement; (2) the number of shares of our common stock owned by each Selling Stockholder prior to this offering, and (3) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such Selling Stockholder after this offering. Upon completion of this offering, assuming all of the shares held by the Selling Stockholders being registered hereby are sold and that the Selling Stockholders acquire no additional shares of common stock prior to the completion of this offering, the Selling Stockholders will beneficially own no shares of our common stock except as indicated below.



                                                                                                PERCENTAGE
                                                                                                OF COMMON
                                                                                                  STOCK
                                                               COMMON STOCK     COMMON STOCK    OWNED UPON
                                             COMMON STOCK     BEING OFFERED      OWNED UPON     COMPLETION
                                            OWNED PRIOR TO   PURSUANT TO THIS   COMPLETION OF    OF THIS
       NAME OF SELLING STOCKHOLDER           THE OFFERING       PROSPECTUS      THIS OFFERING    OFFERING
       ---------------------------          --------------   ----------------   -------------   ----------
FIDELITY SELLING STOCKHOLDERS:
Fidelity Ventures Limited.................     1,139,336         240,385           898,951          3%
Fidelity Investors II Limited
  Partnership.............................       398,210         240,385           157,825          *
NOVALIS SELLING STOCKHOLDERS(1)(2):
ABS Capital Partners, L.P.................       258,722         258,722                 0          *
BancBoston Investments Inc................        97,021          97,021                 0          *
St. Paul Fire and Marine Insurance
  Company.................................        74,740          74,740                 0          *
St. Paul Venture Capital V, L.L.C.........        22,281          22,281                 0          *
Edison Venture Fund III, L.P..............        64,682          64,682                 0          *
Galen Employee Fund, L.P..................           140             140                 0          *
Galen Partners II, L.P....................        23,289          23,289                 0          *
Galen Partners International II, L.P......         8,911           8,911                 0          *
FINSERV SELLING STOCKHOLDERS(1):
Stuart Schloss............................        42,521          42,521                 0          *
Franc Richardson..........................         4,899           4,899                 0          *
Olga Pizzo................................           789             789                 0          *
William Nice..............................           789             789                 0          *


-------------------------
 *  less than 1%

(1) To our knowledge, the number of shares of common stock which each Selling Stockholder owned prior to this offering consists solely of those shares of common stock issued in connection with our acquisitions of Novalis and Finserv, respectively.


(2)In accordance with the Novalis Stock Purchase Agreement, each of the Novalis Selling Stockholders may transfer up to 6% of their shares to Chester E. Burrell on or about November 29, 2000. Upon such transfer, Mr. Burrell will be the beneficial owner of such shares.


     Prior to our acquisition of Finserv, Stuart Schloss served as a director and the president and chief executive officer, and Franc Richardson served as a director and the chief financial officer and secretary, of Finserv. Upon the consummation of our acquisition of Finserv, Stuart Schloss and Franc Richardson resigned as directors and officers of Finserv, but remained employees of Finserv in substantially their same employment capacities. Stuart Schloss, Franc Richardson, Olga Pizzo and William Nice are currently employees of Finserv, which is now our wholly-owned subsidiary. Other than as described in this prospectus, the Selling Stockholders do not have any material relationships with us.

                              PLAN OF DISTRIBUTION

     The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the Selling Stockholders or their permitted transferees. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms than obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     We will not receive any part of the proceeds from the sale of common stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

     The financial statements of TriZetto incorporated in this prospectus by reference to TriZetto's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of ERISCO Managed Care Technologies, Inc. incorporated in this prospectus by reference to the audited historical financial statements included on pages F-25 through F-40 of TriZetto's Proxy Statement filed with the SEC on September 7, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Novalis Corporation incorporated in this prospectus by reference to the audited historical financial statements included as Exhibit 99.1 to TriZetto's Form 8-K/A filed with the SEC on February 14, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Finserv Health Care Systems, Inc. incorporated in this prospectus by reference to the audited historical financial statements included as Exhibit 99.1 to TriZetto's Form 8-K/A filed with the SEC on March 6, 2000 have been so incorporated in reliance on the report of Citrin Cooperman & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

     The documents we incorporate by reference are:

      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the SEC on March 30, 2000;

      2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 as filed with the SEC on May 15, 2000;

      3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 as filed with the SEC on August 14, 2000;

      4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the SEC on November 14, 2000;

      5. Our Current Report on Form 8-K as filed with the SEC on December 14, 1999, as amended by our Form 8-K/A filed with the SEC on February 14, 2000;

      6. Our Current Report on Form 8-K as filed with the SEC on January 6, 2000, as amended by our Form 8-K/A filed with the SEC on March 6, 2000;

      7. Our Current Report on Form 8-K as filed with the SEC on April 21, 2000;

      8. Our Current Report on Form 8-K as filed with the SEC on May 19, 2000;

      9. Our Current Report on Form 8-K as filed with the SEC on October 17,
         2000;


     10. Our Current Report on Form 8-K as filed with the SEC on December 4,
         2000;



     11. The following financial information which is contained in our proxy statement dated September 7, 2000 relating to our acquisition of ERISCO Managed Care Technologies, Inc.: information required by Rule 3-05 and
         Article 11 of Regulation S-X;



     12. The description of our common stock that is contained in our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 as filed with the SEC on October 1, 1999, including any amendment or report filed for the purpose of updating such description; and



     13. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1999.

     You may request a copy of these filings, at no cost, by writing or calling us at The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, CA 92660, telephone number (949) 719-2200, Attention: Investor Relations.

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the costs and expenses, all of which shall be borne by us, in connection with the offering of the shares of common stock pursuant to this Registration Statement:


Securities and Exchange Commission Fee......................  $ 4,551.49
Accounting Fees and Expenses*...............................   45,000.00
Legal Fees and Expenses*....................................   10,000.00
Printing Costs*.............................................   13,000.00
                                                              ----------
  Total.....................................................  $72,551.49
                                                              ==========


-------------------------

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We maintain liability insurance for our officers and directors.

     In addition, our Certificate of Incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


    NUMBER                            DESCRIPTION
    ------                            -----------
      2.1     Stock Purchase Agreement, dated November 29, 1999, by and
              among TriZetto, Novalis Corporation, the Novalis Noteholders described therein, and the Novalis Stockholders described
              therein (Incorporated by reference to Exhibit 2.1 of
              TriZetto's Form 8-K as filed with the SEC on December 14,
              1999, File No. 000-27501).
      2.2     Registration Rights Agreement, dated as of November 29,
              1999, by and among TriZetto and certain TriZetto
              stockholders (Incorporated by reference to Exhibit 2.3 of
              TriZetto's Form 8-K as filed with the SEC on December 14,
              1999, File No. 000-27501).
      2.3     Agreement and Plan of Merger, dated as of December 22, 1999, by and among TriZetto, Finserv Acquisition Corp., Finserv
              Health Care Systems, Inc., and the Finserv Securityholders
              described therein (Incorporated by reference to Exhibit 2.1 of TriZetto's Form 8-K as filed with the SEC on January 6,
              2000, File No. 000-27501).
      2.4     Registration Rights Agreement, dated as of December 22,
              1999, by and among TriZetto and certain TriZetto
              stockholders (Incorporated by reference to Exhibit 2.4 of
              TriZetto's Form 8-K as filed with the SEC on January 6,
              2000, File No. 000-27501).
      5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
              Corporation, legal counsel to TriZetto.
     23.1     Consent of Stradling Yocca Carlson & Rauth, a Professional
              Corporation (included in the Opinion filed as Exhibit 5.1).
     23.2     Consent of PricewaterhouseCoopers LLP, independent
              accountants, with respect to financial statements of The
              TriZetto Group, Inc., ERISCO Managed Care Technologies,
              Inc., and Novalis Corporation.
     23.3     Consent of Citrin Cooperman & Company, LLP, independent
              accountants, with respect to the financial statements of
              Finserv Health Care Systems, Inc.
     24.1     Power of Attorney (included on signature page to the
              Amendment No. 1 to Registration Statement).


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where, interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or give, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-3 and has caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 29th day of November 2000.


                                          THE TRIZETTO GROUP, INC.

                                          By:    /s/ JEFFREY H. MARGOLIS
                                            ------------------------------------
                                                    Jeffrey H. Margolis
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of The TriZetto Group, Inc., do hereby constitute and appoint Jeffrey H. Margolis and Michael J. Sunderland, or either of them, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             SIGNATURE                               TITLE                        DATE
             ---------                               -----                        ----
      /s/ JEFFREY H. MARGOLIS          President, Chief Executive Officer   November 29, 2000
------------------------------------      and Chairman of the Board of
        Jeffrey H. Margolis              Directors (Principal Executive
                                                    Officer)

     /s/ MICHAEL J. SUNDERLAND            Chief Financial Officer and       November 29, 2000
------------------------------------   Secretary (Principal Financial and
       Michael J. Sunderland                  Accounting Officer)

       /s/ DONALD J. LOTHROP                        Director                November 29, 2000
------------------------------------
         Donald J. Lothrop

       /s/ WILLIAM E. FISHER                        Director                November 29, 2000
------------------------------------
         William E. Fisher

         /s/ PAUL F. LEFORT                         Director                November 29, 2000
------------------------------------
           Paul F. LeFort

             SIGNATURE                               TITLE                        DATE
             ---------                               -----                        ----
    /s/ WILLARD A. JOHNSON, JR.                     Director                November 29, 2000
------------------------------------
      Willard A. Johnson, Jr.

          /s/ ERIC D. SIPF                          Director                November 29, 2000
------------------------------------
            Eric D. Sipf

        /s/ VICTORIA R. FASH                        Director                November 29, 2000
------------------------------------
          Victoria R. Fash

                                 EXHIBIT INDEX


NUMBER                            DESCRIPTION
------                            -----------
  2.1     Stock Purchase Agreement, dated November 29, 1999, by and
          among TriZetto, Novalis Corporation, the Novalis Noteholders described therein, and the Novalis Stockholders described
          therein (Incorporated by reference to Exhibit 2.1 of
          TriZetto's Form 8-K as filed with the SEC on December 14,
          1999, File No. 000-27501).
  2.2     Registration Rights Agreement, dated as of November 29,
          1999, by and among TriZetto and certain TriZetto
          stockholders (Incorporated by reference to Exhibit 2.3 of
          TriZetto's Form 8-K as filed with the SEC on December 14,
          1999, File No. 000-27501).
  2.3     Agreement and Plan of Merger, dated as of December 22, 1999, by and among TriZetto, Finserv Acquisition Corp., Finserv
          Health Care Systems, Inc., and the Finserv Securityholders
          described therein (Incorporated by reference to Exhibit 2.1 of TriZetto's Form 8-K as filed with the SEC on January 6,
          2000, File No. 000-27501).
  2.4     Registration Rights Agreement, dated as of December 22,
          1999, by and among TriZetto and certain TriZetto
          stockholders (Incorporated by reference to Exhibit 2.4 of
          TriZetto's Form 8-K as filed with the SEC on January 6,
          2000, File No. 000-27501).
  5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
          Corporation, legal counsel to TriZetto.
 23.1     Consent of Stradling Yocca Carlson & Rauth, a Professional
          Corporation (included in the Opinion filed as Exhibit 5.1).
 23.2     Consent of PricewaterhouseCoopers LLP, independent
          accountants, with respect to financial statements of The
          TriZetto Group, Inc., ERISCO Managed Care Technologies, Inc.
          and Novalis Corporation.
 23.3     Consent of Citrin Cooperman & Company, LLP, independent
          accountants, with respect to the financial statements of
          Finserv Health Care Systems, Inc.
 24.1     Power of Attorney (included on signature page to the
          Amendment No. 1 to Registration Statement).